Exhibit 99.1

U.S. Rare Earths, Inc. Announces Reverse Stock Split and Ticker Change

Plano, Texas, December 17, 2014 -- U.S. Rare Earths, Inc. (OTCQB:UREE), a domestic rare earths exploration company, announced it has implemented a 1-for-3 reverse split of its common stock effective at the close of trading on Tuesday, December 16, 2014 and in effect for trading on a split-adjusted basis on Wednesday December 17, 2014.  U.S. Rare Earth’s common stock will trade on a split-adjusted basis under new CUSIP number 90346C206 and temporary ticker symbol "UREED”. After 20 days, the common stock will commence trading under the ticker symbol "UREE".

As a result of the stock split, every three shares of issued and outstanding U.S. Rare Earths common stock will be converted into one share of common stock.  Proportional adjustments will be made to the Company's options and warrants.  Any fractional shares resulting from the reverse stock split will be rounded up to the next whole share.

Information to Shareholders
Stockholders who have existing stock certificates will receive written instructions by mail from the Company's transfer agent, Manhattan Transfer Registrar Company.  Stockholders who hold their shares in brokerage accounts or "street name" are not required to take any action to effect the exchange of their shares. Such stockholders will be contacted by their brokers with instructions.

About U.S. Rare Earths, Inc.

U.S. Rare Earths, Inc. is a U.S. based domestic mineral exploration company based in Plano, TX. The Company holds approximately 1,250 unpatented lode mining claims that cover approximately 22,000 acres of land in Idaho, Montana and Colorado. The Company is in the exploration stage and does not have any reportable reserves.

Rare earth elements are critical to many existing and emerging 21st century applications including clean-energy technologies such as wind turbines, hybrid cars and electric vehicles; high-technology applications including cell phones and digital music players; hard disk drives used in computers; microphones; fiber optics; lasers; and in addition, critical defense applications such as global positioning systems, radar and sonar; and advanced water treatment applications, including those for industrial, military, homeland security, domestic and foreign aid use.

For more information visit:  www.usrareearths.com